Exhibit 10.42
THIRD AMENDMENT AGREEMENT
          THIS THIRD AMENDMENT AGREEMENT (this “Amendment”), dated as of December 6, 2010, is among WINTRUST FINANCIAL CORPORATION (the “Borrower”), the Lenders party to the Credit Agreement referenced below and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders.
W I T N E S S E T H:
     WHEREAS, the parties hereto are parties to that certain Amended and Restated Credit Agreement dated as of October 30, 2009 (as previously amended, the “Credit Agreement”); and
     WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as set forth herein.
     NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual agreements herein contained, hereby agree as follows:
     Section 1. Credit Agreement Definitions. Capitalized terms used herein that are defined in the Credit Agreement shall have the same meaning when used herein unless otherwise defined herein.
     Section 2. Amendments to Credit Agreement. Effective on (and subject to the occurrence of) the Amendment Effective Date (as defined below), the Credit Agreement is amended as follows:
(a) Section 7.02 of the Credit Agreement is amended to (i) delete the word “and” appearing at the end of clause (d) of such section, (ii) delete the “.” appearing at the end of clause (e) of such section, and to substitute therefor “;” and (iii) add the following new clause (f) to the end of such section:
     “(f) Indebtedness in an aggregate principal amount not to exceed $60,000,000 in respect of “amortizing notes” of the Borrower issued in connection with the Borrower’s issuance of “tangible equity units” so long as (i) the interest rate on such Indebtedness does not exceed 10%, (ii) there are no financial covenants contained in the documents related to such Indebtedness, (iii) such Indebtedness is subordinate in right of payment to the Subordinated Debt, and (iv) such Indebtedness is issued on terms and conditions that are either:
     (x) substantially similar to the terms and conditions set forth in the 12/5//10 draft Junior Subordinated Indenture and Supplemental Indenture each dated December [__], 2010 between the Borrower and U.S. Bank National Association, as Trustee with respect to the “amortizing notes” (copies of which were delivered to the Administrative Agent and the Lenders on December 6, 2010); or
(y) otherwise reasonably acceptable to the Administrative Agent.”
     (b) Section 7.06 of the Credit Agreement is amended in its entirety to read as follows:
     “7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or voluntarily purchase, redeem or defease any Indebtedness permitted under Section 7.02(f), or settle the forward purchase contracts issued by the Borrower in connection with such Indebtedness (other than cash payments with respect to fractional shares) (contingent or otherwise), except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, (i) the Borrower may declare and make cash dividend payments on its Equity Interests or declare and make dividend payments or other distributions payable solely in the Equity Interests of the Borrower, (ii) the Borrower may redeem its Series B Preferred Stock and (iii) the Borrower may make scheduled interest and principal payments on the Indebtedness permitted under Section 7.02(f).”
     Section 3. Representation and Warranties. In order to induce the Lenders and the Administrative Agent to execute and deliver this Amendment, the Borrower hereby represents and warrants to the Lenders and to the Administrative Agent that both before and after giving effect to the Amendment that:
          (a) no Event of Default or Default has occurred and is continuing or will result from the execution and delivery or effectiveness of this Amendment; and
          (b) the representations and warranties of the Borrower contained in Article V of the Credit Agreement are true and correct in all material respect as of the date hereof and the Amendment Effective Date with the same effect as though made on such date (except to the extent that that any such representation expressly relates to an earlier date, such representation or warranty shall be made only as to such earlier date).
     Section 4. Conditions to Effectiveness. The amendments set forth in Section 2 hereof shall become effective on the date (the “Amendment Effective Date”) when the Administrative Agent shall have received a counterpart of this Amendment executed by the Borrower, the Administrative Agent and each Lender.
     Section 5. Reaffirmation of Loan Documents. From and after the date hereof, each reference to the Credit Agreement that appears in any other Loan Document shall be deemed to be a reference to the Credit Agreement as amended hereby. As amended hereby, the Credit Agreement is hereby reaffirmed, approved and confirmed in every respect and shall remain in full force and effect.

     Section 6. Counterparts; Effectiveness. This Amendment may be executed by the parties hereto in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.
     Section 7. Governing Law; Entire Agreement. This Amendment shall be deemed a contract made under and governed by the laws of the State of Illinois. This Amendment constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements with respect thereto.
     Section 8. Loan Document. This Amendment is a Loan Document.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date and year first above written.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra
Title:	EVP and COO

BANK OF AMERICA, N.A.,
as Administrative Agent, Term Lender and
Revolving Credit Lender

By:	/s/ Mary P. Riggins
Title:	Senior Vice President

WELLS FARGO BANK, N.A. , as Revolving
Credit Lender

By:	/s/ David Schmaltz
Title:	SVP
Third Amendment
Wintrust

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